Exhibit 99.1

Verso Corporation Reports Second Quarter 2018 Financial Results

MIAMISBURG, Ohio, Aug. 8, 2018 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the second quarter of 2018.

Second Quarter 2018 Highlights:

  Net sales up $59 million versus second quarter 2017, a 10% increase
  Net income of $1 million, up $50 million versus second quarter 2017
  Adjusted EBITDA up $55 million versus second quarter 2017
  Last 12 months trailing Adjusted EBITDA of $204 million
  Net debt down $153 million from one year prior

Overview

"Verso had a strong second quarter with solid year-over-year improvement across the enterprise as our many initiatives to strengthen the business continued to deliver quantifiable results," said Verso Chief Executive Officer B. Christopher DiSantis. "With what we believe is an industry-leading SG&A structure, our strong cash flow, fast-growing specialty papers business and low-cost conversion strategies, including the on-schedule restart of the No. 3 paper machine at the Androscoggin Mill, position Verso to capitalize on improving market dynamics and to create long-term value for our stockholders."

Results of Operations – Comparison of Three Months Ended June 30, 2018 to Three Months Ended June 30, 2017

	Three Months Ended June 30,		Three Month
(Dollars in millions)	2017	2018	$ Change
Net sales	$ 585	$ 644	$ 59
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	574	581	7
Depreciation and amortization	27	28	1
Selling, general and administrative expenses	24	28	4
Restructuring charges	2	1	(1)
Other operating (income) expense	-	2	2
Operating income (loss)	(42)	4	46
Interest expense	10	6	(4)
Other (income) expense	(3)	(3)	-
Income (loss) before income taxes	(49)	1	50
Income tax expense	-	-	-
Net income (loss)	$ (49)	$ 1	$ 50

Comments to Results of Operations - Comparison of Three Months Ended June 30, 2018 to Three Months Ended June 30, 2017

  Net sales for the second quarter of 2018 increased $59 million, or 10%, compared to the second quarter of 2017. The sales increase was attributable to improved average pricing, primarily resulting from inflationary pressures, improvement in product mix and better alignment of supply and demand. The improved average pricing and product mix were driven by price increases across our product lines while volume was up significantly in specialty papers. As our focus on increasing production in this area continues, the Stevens Point and Androscoggin mills ran at capacity with specialty products during the second quarter of 2018.  The overall decrease in volume was driven primarily by a reduction in external pulp sales of 15,000 tons resulting from a planned outage at our Quinnesec Mill and other internal needs. While sales volume of specialty papers increased in the second quarter of 2018, it was offset by a reduction in sales volume of other coated papers during that same period.
  Gross margin, excluding depreciation and amortization expenses, increased from 1.9% in the second quarter of 2017 to 9.8% in the second quarter of 2018, driven by higher average pricing and improved product mix, reduced downtime, improved operational performance and reduction of pension costs, partially offset by higher planned major maintenance costs, including a bi-annual outage at the Quinnesec Mill, increased freight expense and inflation on chemicals and purchased pulp.
  SG&A expense in the second quarter of 2018 increased $4 million over the same period in 2017, primarily attributable to costs incurred during the second quarter of 2018 associated with Verso's strategic alternatives initiative and an increase in cash incentive expense and non-cash equity award expense, partially offset by cost reduction initiatives implemented across the company.
  Other operating expense of $2 million in the second quarter of 2018 related to fees associated with the company's 2016 Chapter 11 cases.
  Interest expense reduction was driven by the reduction in amounts outstanding under our term loan.
  Other (income) expense in the second quarter of 2017 and 2018 each include income of $3 million associated with the non-operating components of net periodic pension cost (income) in connection with the adoption of a new accounting standard in the first quarter of 2018.

Results of Operations – Comparison of Six Months Ended June 30, 2018 to Six Months Ended June 30, 2017

	Six Months Ended June 30,		Six Month
(Dollars in millions)	2017	2018	$ Change
Net sales	$ 1,201	$ 1,283	$ 82
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,136	1,162	26
Depreciation and amortization	60	55	(5)
Selling, general and administrative expenses	57	53	(4)
Restructuring charges	4	2	(2)
Other operating (income) expense	-	2	2
Operating income (loss)	(56)	9	65
Interest expense	19	17	(2)
Other (income) expense	(5)	(7)	(2)
Income (loss) before income taxes	(70)	(1)	69
Income tax expense	-	-	-
Net income (loss)	$ (70)	$ (1)	$ 69

Comments to Results of Operations - Comparison of Six Months Ended June 30, 2018 to Six Months Ended June 30, 2017

  Net sales for the first half of 2018 increased $82 million, or 7%, compared to the first half of 2017. The sales increase was attributable to improved average pricing, primarily resulting from inflationary pressures, improvement in product mix and better alignment of supply and demand. The increased average pricing and improvement in product mix resulted in higher revenue, driven by price increases across our product lines while volume was up significantly in specialty papers, partially offset by an overall decrease in sales volume. The overall decrease in volume was driven primarily by a reduction in external pulp sales of 30,000 tons as a result of a planned outage at the Quinnesec Mill and other internal needs. While sales volume of specialty papers increased in the first half of 2018, it was offset by a reduction in sales volume of other coated papers during that same period.
  Gross margin, excluding depreciation and amortization expenses, increased from 5.4% in the first half of 2017 to 9.4% in the first half of 2018, driven by higher average pricing and improved product mix, reduced downtime, improved operational performance, reduction of pension costs, favorable wood costs and lower corporate overhead costs, partially offset by lower sales volume, higher planned major maintenance costs, including bi-annual outages at the Quinnesec and Luke mills, increased freight expense and inflation on chemicals, energy and purchased pulp.
  Depreciation and amortization expenses for the first half of 2018 were lower than the first half of 2017, as a result of $6 million in accelerated depreciation in first quarter of 2017, attributable to the capacity reductions at the Androscoggin Mill.
  SG&A expense in the first six months of 2018 decreased $4 million compared to the same period in 2017, primarily attributable to cost reduction initiatives implemented across the company, partially offset by higher costs associated with Verso's strategic alternatives initiative and non-cash equity award expense.
  Interest expense for the first half of 2018 includes $4 million of amortization of debt issuance cost and discount associated with the term loan as a result of a $21 million voluntary principal payment and a $21 million excess cash flow payment, both made during the first quarter of 2018.
  Other (income) expense in the first half of 2017 and 2018 includes income of $5 million and $7 million, respectively, associated with the non-operating components of net periodic pension cost (income) in connection with the adoption of a new accounting standard in the first quarter of 2018.

Guidance

The company is providing the following guidance:

  2018 Third Quarter
    Net sales of $700-720 million. Pricing favorable to Q2 2018.
    Capital expenditures are expected to be approximately $20-25 million, including residual investment for the No. 3 paper machine startup project at the Androscoggin Mill.
    Cash pension funding of $20-22 million.
    Major maintenance expected to decrease by approximately $12 million versus Q2 2018.
    Net income positive, earnings up substantially versus Q2 2018.
  Expectations for Full Year 2018
    Revenue and pricing favorable to prior year.
    Continued headwinds in logistics/freight and other input costs.
    Capital expenditures of $60-70 million inclusive of all strategic projects.
    Cash taxes of $0-2 million, primarily state income and franchise taxes.
    Major maintenance costs up $17 million versus 2017.
    Cash pension funding of approximately $45 million.
    SG&A less than 4% of Net Sales.
    Expect to receive Canadian trade case settlement payments of up to $42 million before the end of 2018.
    Second half of 2018 Adjusted EBITDA and Net Income will be substantially higher than first half of 2018 and second half of 2017.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss) or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the presented periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017	2018	2017	2018
Net income (loss)	$ (49)	$ 1	$ (70)	$ (1)
Income tax expense	-	-	-	-
Interest expense	10	6	19	17
Depreciation and amortization	27	28	60	55
EBITDA	$ (12)	$ 35	$ 9	$ 71
Adjustments to EBITDA:
Restructuring charges (1)	2	1	4	2
Non-cash equity award compensation (2)	1	3	1	4
Androscoggin PM No. 3 startup costs (3)	-	7	-	7
Post-reorganization costs (4)	-	2	-	2
Strategic initiatives costs (5)	-	3	-	5
Other severance costs (6)	5	-	5	-
Other items, net (7)	-	-	3	1
Adjusted EBITDA	$ (4)	$ 51	$ 22	$ 92

(1)	Charges are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe mill.
(2)	Amortization of non-cash incentive compensation.
(3)	Costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.
(4)	Fees associated with our 2016 Chapter 11 cases.
(5)	Professional fees and other charges associated with strategic alternatives initiative.
(6)	Severance and related benefit costs not associated with restructuring activities.
(7)

Costs incurred in 2017 in connection with the re-engineering of information systems, costs in 2017 associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill and miscellaneous other non-recurring adjustments in 2017 and 2018.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the third quarter of 2018 and the full year of 2018. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2017 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Wednesday, August 8, 2018 at 9 a.m. (EDT) to discuss second quarter 2018 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 9018522 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and second quarter 2018 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/26915 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10122973. The replay will be available starting at 11 a.m. (EDT) Wednesday, August 8, 2018, and will remain available until September 8, 2018. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Wednesday, August 8, 2018, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com